Exhibit 4

SUPPLEMENTARY BIDDER’S STATEMENT

This document is a supplementary bidder’s statement under section 643 the Corporations Act 2001 (Cth). It is the first supplementary bidder’sstatement (Supplementary Bidder’s Statement) issued by Aurora Oil & Gas Limited (Aurora) in relation to the on-market takeover bid to acquire all of the fully paid ordinary shares in the capital of Eureka Energy Limited (Eureka) (Offer).

This Supplementary Bidder’s Statement supplements, and should be read together with, Aouroa’s bidder’s statement dated 30 April 2012 (Original Bidder’s Statement).

FINAL EXTENSION OF OFFER PERIOD

Aurora has given notice that the Offer Period has been extended and is now scheduled to close at 4.00pm (AEST) on 6 July 2012. The Offer Period will not be further extended.

EUREKA BOARD CHANGES

Eureka has agreed to appoint three Aurora executives – Mr Jonathan Stewart, Mr Ian Lusted and Mr Graham Dowland – to its Board effective from 2.00pm (AEST) on 20 June 2012.

Eureka has also agreed to appoint Mr Roger Steinepreis as Independent Non Executive Chairman at the same time.

Aurora intends to nominate a second Independent Non Executive director in due course.

A summary of experience of each of the incoming Directors to the Eureka Board is set out below.

Mr Ian McCubbing, Mr Mark Wilson and Mr Bill Bloking intend to resign from the Eureka Board effective from 2.00pm (AEST) on 20 June 2012.

Mr Jonathan (Jon) Stewart

Mr Stewart has held a number of executive management positions in listed and unlisted companies in Australia, Canada, the United Kingdom, Russia and Azerbaijan. Those companies had operations in Australia, Europe, North America, Asia and the Former Soviet Union. In that time he was involved in taking a number of companies public on the stock exchanges of Australia, the United Kingdom and Canada. He has considerable experience in the structuring and financing of transactions and the broader strategic development of companies. Mr. Stewart has been the Chief Executive Officer and director of Aurora for the last 6 years. Mr Stewart is a qualified chartered accountant.

Mr Graham Dowland

Mr Dowland is a qualified Chartered Accountant. He has been involved as a director or senior consultant/advisor with a number of public companies listed on stock exchanges in Australia, Canada and the United Kingdom with operations nationally and internationally. Mr Dowland has considerable corporate finance experience, particularly in the oil and gas industry, having been a director or advisor to companies that have had operations in the United Kingdom, Russia, Azerbaijan, Indonesia, Australia and New Zealand. Mr Dowland is also the non-executive Chairman of Imugene Limited, a company listed on the ASX which specialises in the development of animal health products.

Aurora Oil & Gas Limited ABN 90 008 787 988

HEAD OFFICE	Aurora USA Oil & Gas, Inc.
Level 20, 77 St. George’s Terrace, Perth WA 6000, Australia	A subsidiary of Aurora Oil & Gas Ltd
GPO Box 2530, Perth WA 6001, Australia	1111 Louisiana, Suite 4550, Houston, TX 77002 USA
t +61 8 9440 2626 f +61 8 9440 2699 e info@auroraoag.com.au	t +1 713 402 1920 f +1 713 357 9674

www.auroraoag.com.au

Mr Ian Lusted

Mr Lusted holds a B.Sc (Hons.) from York University in the United Kingdom and is a member of the Society of Petroleum Engineers. He has extensive international oil & gas experience, having begun his career in the industry in 1991 with Shell International after serving for several years as an officer in the Royal Navy. In 1998 Mr Lusted established Leading Edge Advantage (“LEA”), an advanced drilling project management consultancy based in Aberdeen and subsequently in Perth, Australia. In mid 2005, Mr Lusted assumed the Technical Director position for Cape Energy, a private oil and gas company. The company held acreage in Australia and the Philippines where Cape Energy was a key participant in moving the Galoc field to development status. Mr Lusted acted in this capacity until December 2007 when he was appointed as the Technical Manager of Aurora.

Mr Roger Steinepreis

Mr Steinepreis graduated from the University of Western Australia where he completed his law degree. He was admitted as a barrister and solicitor of the Supreme Court of Western Australia in 1987 and has been practicing as a lawyer for over 20 years. Mr Steinepreis is the legal advisor to a number of public companies on a wide range of corporate related matters. His areas of practice focus on company restructures, initial public offerings and takeovers. He is a Director of Adavale Resources Limited, Apollo Consolidated Limited, Firestrike Resources Limited, Avonlea Minerals Limited and Imugene Limited.

ADDITIONAL INFORMATION

Unless the context otherwise requires, terms defined in the Original Bidder’s Statement have the same meaning in this Supplementary Bidder’s Statement.

This Supplementary Bidder’s Statement prevails to the extent of any inconsistency with the Original Bidder’s Statement.

A copy of this Supplementary Bidder’s Statement has been lodged with ASIC and ASX. Neither ASIC or ASX nor any of their respective officers takes any responsibility for the contents of this Supplementary Bidder’s Statement.

This Bidder’s Statement contains statements made by, or statements based on statements made by, Mr Jonathan Stewart, Mr Ian Lusted, Mr Graham Dowland and Mr Roger Steinepreis (Incoming Directors).

Each of the Incoming Directors has given and has not, before lodgement of this Supplementary Bidder’s Statement with ASIC, withdrawn their consent to the inclusion of:

•	references to his name;

•	each statement he has made; and

•	each statement which is based on a statement he has made,

in this Supplementary Bidder’s Statement in the form and context in which those statements appear and to the maximum extent permitted by law expressly disclaims and takes no responsibility for any part of this Supplementary Bidder’s Statement other than any statement which has been included in this Supplementary Bidder’s Statement with the consent of that party.

Each Incoming Director:

•

does not make, or purport to make, any statement in this Supplementary Bidder’s Statement or any statement on which a statement in this Supplementary Bidder’s Statement is based, other than a statement included in this Supplementary Bidder’s Statement with the consent of that person; and

•

to the maximum extent permitted by law, expressly disclaims and takes no responsibility for any part of this Supplementary Bidder’s Statement, other than any statement which has been included in this Supplementary Bidder’s Statement with the consent of that party.

www.auroraoag.com.au

APPROVAL OF SUPPLEMENTARY BIDDER’S STATEMENT

This Supplementary Bidder’s Statement has been approved by a resolution of the Aurora Board.

Dated 20 June 2012

Signed for and on behalf of Aurora Oil& Gas Limited

Ian Lusted

Director

www.auroraoag.com.au